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                                                                    EXHIBIT 12.1
                            LUCENT TECHNOLOGIES INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                       FOR THE TWELVE   FOR THE TWELVE     FOR THE NINE    FOR THE YEAR       FOR THE YEAR
                                        MONTHS ENDED     MONTHS ENDED      MONTHS ENDED        ENDED             ENDED
                                        SEPTEMBER 30,    SEPTEMBER 30,     SEPTEMBER 30,    DECEMBER 31,      DECEMBER 31,
                                           1998 (B)         1997 (B)          1996 (B)          1995              1994
                                       --------------   --------------   --------------   --------------    --------------
Earnings Before
 Income Taxes ...........................    $2,396          $1,503             $375           $(1,136)          $  783
Less Interest Capitalized During
 the Period .............................        17              14               14                14                7
Less Undistributed Earnings of
 Less than 50% Owned Affiliates .........        11               3                1                 2               21
Add Fixed Charges .......................       498             457              311               327              338
                                             ------          ------             ----           -------           ------
 Total Earnings .........................    $2,866          $1,943             $671           $  (825)          $1,093

Fixed Charges
Total Interest Expense Including
 Capitalized Interest ...................    $  297          $  281             $209           $   257           $  277
Interest Portion of
 Rental Expenses ........................       137             109               61                70               61
                                             ------           ------            ----           -------           ------
 Total Fixed Charges ....................    $  434          $  390             $270           $   327           $  338

Ratio of Earnings to
 Fixed Charges ..........................       6.6             5.0              2.5                (A)             3.2

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(A) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income(loss) before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995 by $1,152.

(B) Certain prior year amounts have been reclassified to conform to the current year presentation.